EXHIBIT 16.1

LETTER FROM HARRIS F. RATTRAY CPA, PL

Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We were previously the independent registered accountants for AvWorks Aviation Corp. (the “Corporation”) and on November 12, 2013 we reported on the financial statements of the Corporation as of and for the years ended December 31, 2012 and 2011. On November 27, 2013, we resigned as independent accountants of the Corporation. We have read the Corporation’s statements included under Item 4.01 of its Form 8-K/A for November 27, 2013 and we agree with such statements.

/s/ Harris F. Rattray CPA, PL

Miramar, Florida
January 31, 2014